EXHIBIT 99.1

SG BLOCKS REPORTS 3Q22 FINANCIAL RESULTS

NOVEMBER 14, 2022 – JACKSONVILLE, Fla. -- SG Blocks, Inc. (NASDAQ: SGBX) (“SG Blocks” or the “Company”), a leading developer, designer, and fabricator of modular structures, reported results for the third quarter ended September 30th, 2022.

“We delivered strong results for the third quarter that repeatedly showed growth in our core segment year-over-year,” stated Paul Galvin, SG Block’s Chairman and Chief Executive Officer. “Throughout COVID, we re-defined our long-term capital allocation plan and our share buy-back program remains in place. The buyback program reflects our confidence in the strength of our business model despite the challenging global macro environment and ever-changing shift in demand from our customers. We are in the early stages of growing our Dev Corp, SG Echo and Medical segments which will provide a long runway of growth. Since we created Dev Corp., it has grown quickly. The total manufacturing pipeline for all Dev Corp projects is estimated to be approximately $800 million based on our analysis. Further, we expect our medical waste segment to accelerate in 2023, adding to our ever-growing pipeline.”

Galvin continued, “I believe we are well equipped to support and service our backlog through the opening of our new manufacturing facilities. Our SGB Dev Corp has been sufficient in the sourcing and closing of new development opportunities for SG Blocks. We aim to continue to operate our facilities at or near capacity and scale in a responsible and stable manner going forward.”

Third Quarter 2022 Financial Highlights

●	Consolidated Revenues. Third quarter 2022 consolidated revenue was $4.1 million. Revenues fell 53%, or $4.7 million, from third quarter 2021 to third quarter 2022, primarily driven from the decline in the medical segment, offset by the growth in the construction segment. Consolidated revenues are up 612% over a two-year period, driven from strong growth in both the medical and construction segments.

●	Construction Revenues. Construction revenue for the third quarter 2022 was $2.7 million compared to $0.6 million for the third quarter 2021, representing an increase of 334%, or $2.0 million.

●	Breakdown of Revenues. Revenues generated in the third quarter were primarily driven 65% by construction revenue and 35% by medical revenue.

●	Gross Profit. Third quarter gross profit was ($0.165) million, an increase of 73%, or $0.442 million, compared to gross profit of ($0.607) million for the third quarter 2021. Gross profit margin increased from (6.9%) to (4.0%) year-over-year.

●	Operating Loss. Operating profit for the third quarter increased by 8.3% to ($2,502) million, compared to ($2,727) million for the third quarter 2021.

●	Net Loss. Third quarter loss was ($2,454) million, or ($0.18) per share, representing an increase of 58% on a per share basis.

●	Backlog. Construction Backlog was $2,585,012 at third quarter close.

Third Quarter 2022 Operational Highlights

●	Finalized the closing for St. Marys manufacturing facility in St. Marys, Georgia.

●	Announced an agreement with an Oklahoma non-profit, People First Industries, for a roughly 4,550 square feet, 6-module office building and facility.

●	Commenced the Company’s share buyback program, supervised by Oppenheimer & Co.

●	Published four land appraisals to the Company’s website relating to the Company’s McLean, Norman Berry and Cumberland properties, and the planned St. Marys Industrial site located within the St. Marys Commerce Park.

●	Announced the addition of a new U.S. Military client, in which SG Blocks will be building container-based, military modules.

●	Entered into a collaboration with Enriched Data, “a one-stop solution for all things connected with Big Data in commercial real estate.”

●	Released updates on its wholly owned SGB Development Corporation including a site plan for a 1,400-acre waterfront development, the largest project to date that has been approved for development.

●	Announced that the Company freed its position on the Lago Vista property to vet competing offers.

●	Tapped a private, leading full-service investment bank, securities and wealth management firm headquartered in New York, for strategic advisory services.

●	Announced that SG Echo, a subsidiary of SG Blocks, expects an $11.5M expansion with its largest client.

(dollars in millions, except per share amounts)	Q3 2022	Q3 2021	Change	Change %
Construction revenues	$2,659	$612	$2,047	334%
Consolidated revenues	$4,130	$8,847	$(4,717)	(53)%
Operating profit (loss) from continuing operations	$(2,502)	$(2,727)	$225	8%
Net income (loss) from continuing operations	$(2,454)	$(3,831)	$1,377	36%
Income (loss) from continuing operations per share—diluted	$(0.18)	$(0.43)	$0.25	58%

SG Blocks will hold its conference call at 4:30 p.m. ET via Twitter Spaces and traditional dial-in channels.

Twitter Spaces

●	The earnings call will be hosted from the SG Blocks corporate Twitter account by CEO and Chairman Paul Galvin and Mark Moran of Equity Animal

●	The call will be accessible by this link

●	To ask questions during the Q&A portion of the call, participants must join the Twitter Spaces using a mobile device

Dial-In Information

To join the webcast live:

●	Toll-free dial-in number: 800-245-3047

●	International dial-in number: 203-518-9765

●	Conference ID: SGBLOCKS

To access the recording:

●	Toll-free: 877-481-4010

●	International: 919-882-2331

●	Replay passcode: 47113

A webcast of the call will be broadcast live and will be available for replay at on the Company’s website: https://www.sgblocks.com/

A replay will also be available automatically after the call ends on the Company’s Twitter account for 30 days.

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About SG Blocks, Inc.

SG Blocks, Inc. is a leading developer, designer, and fabricator of modular structures, meeting the growing demand for safe and green construction. The firm offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving faster execution, greener construction, and buildings of higher value. The Company creates purpose built, pre-fabricated modules from wood, steel, and shipping containers into supreme structures. For more information, visit www.sgblocks.com.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding DevCorp, SG Echo and Medical segments providing a long runway of growth, the Company’s medical waste segment accelerating in 2023 adding to the Company’s backlog through the opening of our new manufacturing facilities and continuing to operate the Company’s facilities at or near capacity and scale in a responsible and stable manner going forward. While SG Blocks believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to expand within various verticals as planned, the Company’s ability to position itself for future profitability, the Company’s ability to maintain compliance with the NASDAQ listing requirements, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Investor Relations:

Equity Animal

Mark Moran
(646) 363-6567

mm@equityanimal.com

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